UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 13, 2009

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue, Overland Park, Kansas 66211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (913) 696-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 20, 2009, YRC Worldwide Inc. (the “Company”) announced that YRC Inc., USF Reddaway, Inc. and USF Holland Inc. (collectively, the “Selling Subsidiaries”), each a subsidiary of the Company, entered into real estate sales contracts dated February 13, 2009 (collectively, the “Contracts”) with Estes Express Lines (“Estes”) to sell and simultaneously lease back a pool of the Selling Subsidiaries’ facilities located throughout the United States. A copy of the news release announcing the sale and financing leaseback transactions is attached hereto as Exhibit 99.1.

The aggregate purchase price for the subject facilities is approximately $122 million. The Company expects to close the sale and leaseback transactions for a portion of the facilities

•	by the end of March 2009, for up to approximately $25.6 million;

•	by the end of May 2009, for up to approximately $31.3 million; and

•	by the end of June 2009, for up to approximately $65.1 million.

The closing of the sale and leaseback transactions are subject to the satisfaction of normal and customary due diligence and related conditions, including Estes’ right to terminate each Contract in its sole discretion during the inspection period. If a Selling Subsidiary is unable to obtain by closing a lien release for a specific facility from JPMorgan Chase Bank, National Association, the administrative agent to the Company’s credit agreement (the “Credit Agreement”), either party may terminate the affected Contract by written notice to the other party. Pursuant to the terms of the Credit Agreement, the administrative agent will be authorized to release such a lien provided that no default or event of default under the Credit Agreement has occurred and is continuing prior to the closing of a sale and leaseback for a facility or would arise after giving effect to such closing.

In addition, with respect to two of the facilities expected to close by the end of June 2009, either party may elect to terminate the Contract during the inspection period should either party determine that the terms and conditions for a proposed facility expansion for the property subject to the Contract are not suitable for any reason.

The initial lease term for each facility will be ten years, with two ten year renewal options to extend the term of each lease by up to an additional 20 years. During the first 36 months of the initial lease term, the Selling Subsidiary will have a right of first offer in the event Estes proposes to sell a facility and may terminate any lease to which it is a party by giving six months advance written notice to Estes.

Initial annual lease payments for the subject facilities would be approximately $11 million in the aggregate, subject to increases at specified dates during the initial term based on changes in the Consumer Price Index. Initial lease payments during an option term will be based upon a predetermined percentage increase over the rent at the end of the immediately preceding expiring term, subject to increases at specified dates during the option term based on changes in the Consumer Price Index. The lease payments would be recorded as interest expense in the Company’s financial statements.

The Selling Subsidiaries have previously entered into leases with Estes, as both landlord and tenant, and real estate sales contracts for the sale of excess property to Estes, in each case, in the ordinary course of business. In addition, the Company’s logistics business unit uses Estes as a transportation service provider for its clients in the ordinary course of business.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 above is incorporated in this Item 2.03 by reference.

Item 7.01.	Regulation FD Disclosure.

Interest Expense Update

In a Current Report on Form 8-K filed with the Securities and Exchange Commission on February 13, 2009, the Company reported that excluding the impact of any rental payments treated as interest on the a recent sale and leaseback transaction with NATMI Truck Terminals, LLC or other similar transactions (such as the transactions disclosed in this Form 8-K with Estes) that the Company may enter into in the future, the Company expects that its interest expense in the first quarter of 2009 will be approximately $45 million and for the full year of 2009 will be approximately $120 to $130 million. After further review, this expectation did not take into account the amortization of certain waiver and banking fees in the first quarter or commitment, program and administration fees in connection with the Company’s new credit facilities, which were excluded from the prior estimate. Including the amortization of the first quarter fees and the other expected fees that were previously excluded, but continuing to exclude the impact of rental payments treated as interest on the sale and leaseback transactions, the Company now expects that its interest expense in the first quarter of 2009 will be approximately $40 million and for the full year of 2009 will be approximately $140 to $150 million.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	News Release dated February 20, 2009

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, identified by the word “would” and “expects”.

The Company’s expectations regarding its additional lease payments are only its expectations regarding these payments. Actual lease payments could differ based on a number of factors, including (among others) the number of sale and leaseback contracts that actually close and any rent escalator clause that may increase expense in the lease contracts.

The Company’s expectations regarding its interest expense are only its expectations regarding this expense. Actual interest expense could differ based on a number of factors, including (among others) the Company’s revenue and profitability results and the factors that affect revenue and profitability results (including the risk factors that are from time to time included in the Company’s reports filed with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007), the amount and character of, and the interest rate on, the Company’s outstanding debt and any financings the Company may enter into in the future.

The Company’s actual future results could differ materially from those projected because of a number of factors, including (among others) inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the Company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, including (without limitation) those cost reduction opportunities arising from the combination of the sales, operations and networks of Yellow Transportation and Roadway, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation), the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the Company’s reports filed with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

Date: February 20, 2009	By:	/s/ Timothy A. Wicks
Timothy A. Wicks
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	News Release dated February 20, 2009

5